EXHIBIT 21:  SUBSIDIARIES OF THE REGISTRANT


                                                  Jurisdiction of
Name of Subsidiaries                              Incorporation
- --------------------                              -----------------


Paychex Management Corp.                          New York

Paychex Securities Corporation                    New York

Paychex Merger Corp.                              Delaware